EXHIBIT i


                        OPINION AND CONSENT OF COUNSEL
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KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                                       Suite 200
                                                       Washington, DC 20036-1212
                                                                    202.778.9000
                                                                202.778.9100 Fax
                                                                      www.kl.com




July 30, 2004


USAA State Tax-Free Trust
9800 Fredericksburg Road
San Antonio, Texas   78288

Ladies and Gentlemen:

     We have acted as counsel to USAA State Tax-Free Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A (File Nos. 33-65572; 811-07852) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the Florida Tax-Free Income Fund and Florida Tax-Free Money Market Fund, each a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to certain matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering the opinion, we have examined the Post-Effective Amendment, the Trust's Master Trust Agreement, as amended (the "Governing Instrument"), and Bylaws, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

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USAA State Tax-Free Trust
July 30, 2004
Page 2


     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supercedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                 Sincerely,

                                /s/ Kirkpatrick & Lockhart LLP